EXHIBIT 10.130

                        ASSIGNMENT OF ACCOUNTS RECEIVABLE

Assignment made this 18th day of November,2005 by HiEnergy Technologies, Inc. ("Assignor") to Mr. Bruce Steinberg ("Assignee").

For valuable consideration, the receipt of which is hereby acknowledged, Assignor hereby assigns to Assignee accounts receivable of $227,524.16, together with: all amounts due or to become due upon the accounts and title to any new account, including amounts to become due, created by a subsequent resale and not received, rejected, returned or re-consigned.

Concurrent with the execution of this Assignment, Assignor delivers to Assignee, receipt of which is hereby acknowledged, Invoice IN1011 issued to the Commonwealth of Pennsylvania detailing the accounts receivable herein assigned. Assignor agrees to deliver and execute such other documents as are reasonably requested by Assignee with respect to this Assignment.

Assignor herewith warrants and represents to Assignee:

The invoice attached hereto is a true and accurate statement of the open account owed to Assignor, that the sales is a bona fide sale and that said goods have been accepted.

1. The invoice attached hereto reflects the true net balances and payment history of the account and the date payment is due.

2.    The account is free of any lien, security interest or any encumbrance.

3.    Assignor has the full legal right to make this assignment.

4. Any payments received by the Assignor for the account herein transferred shall be received by the Assignor on behalf of and as the property of the Assignee and shall be immediately transferred to the Assignee, subject to collection, or properly endorsed.

Assignor acknowledges that Assignee has relied on Assignor's warranties and representations in taking this Assignment.

In Witness Whereof the Assignor has executed this Assignment.

HIENERGY TECHNOLOGIES, INC.



/Dr. Bogdan C. Maglich
--------------------------
Dr. Bogdan C. Maglich
Chairman / CEO